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                     AXA EQUITABLE LIFE INSURANCE COMPANY

            ENDORSEMENT APPLICABLE TO THE ASSET ALLOCATION PROGRAM

This Endorsement is part of your Certificate and is effective upon receipt.

This Endorsement is offered only under the terms of one of the following types of employer-sponsored plans, where the Plan permits: 403(b) plans (we refer to the Certificates as "Tax Sheltered Annuities" or "TSA Certificates"); 457(b) plans sponsored by governmental employers (we refer to the Certificate as "Employee Deferred Compensation" or "EDC Certificates").

In this Endorsement, "we," "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable") and "you" and "your" mean the Owner.

THE FOLLOWING SECTION IS ADDED TO THE CERTIFICATE AT THE END OF THE PART VIII, "CHARGES"

SECTION: ASSET ALLOCATION PROGRAM

AXA Equitable is currently making available to you in connection with the Certificate an asset allocation service ("the Program") that is provided and monitored by a party other than AXA Equitable or any of its affiliates. In order to participate in the Program, you must enter into a separate agreement with the third party providing the Program (the "Third Party"). If you choose to participate, the Program will provide you with the ability to select from one of the predefined asset allocations based on factors determined by the Third Party. Currently, AXA Equitable pays for the costs, if any, of the Program. We may discontinue paying for the cost, if any, of the Program in the future, in which case, you will be responsible for any fees charged by the Third Party for participation in the Program. In addition, we may discontinue making the Program available to you in connection with the Certificate. If either occurs, we will provide you with at least 60 days advance notice.

AXA EQUITABLE LIFE INSURANCE COMPANY, A STOCK LIFE INSURANCE COMPANY.

Home Office address: 1290 Avenue of the Americas, New York, New York 10104

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
[Signature of Mark Pearson]                       [Signature of Dave S. Hattem]

Mark Pearson,                                     Dave S. Hattem, Senior Executive Director,
Chairman of the Board and Chief Executive Officer Secretary and General Counsel
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2018ASSETALLPRO-201(G)